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                                                                Exhibit I to 2.3

                FIRST AMENDED AND RESTATED SETTLEMENT AGREEMENT

This FIRST AMENDED AND RESTATED SETTLEMENT AGREEMENT (the "RESTATED AGREEMENT") is made this 9/th/ day of January, 2001, by and among CREDITRUST CORPORATION ("CREDITRUST"), ASSET GUARANTY INSURANCE COMPANY ("AGI"), ENHANCE FINANCIAL SERVICES GROUP, INC. ("EFS"), CHARLES HENNEMAN ("HENNEMAN"), JOSEPH K. RENSIN ("RENSIN"), POOL 98-2 - ISSUER: CREDITRUST SPV98-2, LLC ("POOL 98-2 ISSUER"),
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POOL 99-3A AKA 98-A - WAREHOUSE LINE - ISSUER: CREDITRUST FUNDING I, LLC ("POOL
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99-3A ISSUER"), NCO FINANCIAL SYSTEMS, INC. ("NCO") and NCO PORTFOLIO FUNDING,
INC. ("NPFI").

     WHEREAS, on June 21, 2000, Creditrust filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland ("Bankruptcy Court"), commencing Case No. 00-5-7812-JS (the "Bankruptcy Case"); and,

     WHEREAS, Pool 98-2 Issuer and Pool 99-3A Issuer, each a wholly-owned subsidiary of Creditrust, have issued certain asset-backed notes, the payment of which is secured by pools of consumer credit card receivables that the subsidiaries respectively own, known as "Pool 98-2" and "Pool 99-3A;" and,

     WHEREAS, Pool 98-2 has a cash reserve held by Wells Fargo Bank Minnesota, N.A., as trustee, currently in the amount of approximately $3.25 million, to secure payment of the Pool 98-2 asset-backed notes (the "98-2 Reserve") and Pool 99-3A has a cash reserve held by Wells Fargo Bank Minnesota, N.A. as trustee, currently in an amount in excess of $900,000, to secure payment of the Pool 99-3A asset-backed notes (the "99-3A Reserve"); and,
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     WHEREAS,  AGI has insured the timely payment of interest and the ultimate payment of principal of the asset-backed notes issued by the Pool 98-2 Issuer ("98-2 Insurance Policy") and the Pool 99-3A Issuer ("99-3A Insurance Policy"); and,

     WHEREAS, in April 2000, Creditrust and Rensin filed a lawsuit known as Creditrust Corporation, et al. v. Enhance Financial Services Group, Inc., et al; United States District Court, District Court of Maryland, Reference No. WNNCV966 against EFS, AGI, and Henneman (the "Litigation"); and,

     WHEREAS, AGI has filed a motion for the appointment of a trustee and an adversary complaint seeking, among other things, an administrative claim in the Bankruptcy Case relating to amounts allegedly required to be deposited in the 99-3A Reserve (the "Bankruptcy Litigation"); and,

     WHEREAS, AGI asserts that it has numerous claims against Creditrust including, without limitation, a claim in the amount of $4,550,000.00 as a result of Creditrust's failure to comply with the provisions of that certain Amendment No. 3 to the Indenture and Servicing Agreement to which the Pool 99-3A Issuer is a party ("Third Amendment") dated as of December 21, 1999 ("Reserve Claim") which claim Creditrust disputes; and,

     WHEREAS, Henneman asserts that he has numerous claims against Creditrust, which claims Creditrust disputes, and Creditrust has asserted numerous claims against Henneman, which claims Henneman disputes; and

     WHEREAS, the parties intend to definitively resolve their claims against each other and settle the Litigation and the Bankruptcy Litigation; and

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     WHEREAS, the parties previously entered into a settlement agreement dated
October 19, 2000 (the "Original Agreement") to give effect to this intention;
and

     WHEREAS, the Bankruptcy Court denied the motion to approve the Original Agreement on November 28, 2000; and

     WHEREAS, the parties wish to continue to be bound by the terms of the Original Agreement as modified and amended herein in light of the Bankruptcy's Court's ruling and subsequent events; and

     WHEREAS, NPFI intends to merge with and acquire Creditrust (the merged entity will be referred to as "Reorganized NPFI") pursuant to a Fifth Amended Plan of Reorganization dated December 21, 2000 filed by Creditrust in the Bankruptcy Case, as amended ("the Plan") according to the terms of that certain Agreement and Plan of Merger dated September 20, 2000, as subsequently amended and restated, for the Merger of Creditrust Corporation with and into NCO Portfolio Funding, Inc. ("the Merger Agreement");

     NOW THEREFORE, in consideration of the mutual promises, covenants and agreements of the parties contained herein and in the Original Agreement, as applicable, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   ORIGINAL AGREEMENT
     -----------------------

            The parties agree that the terms of the Original Agreement, which are hereby ratified, reaffirmed, and expressly incorporated by reference herein, shall constitute the terms of this Restated Agreement, except as provided for in the following paragraphs.

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     2.   LOCKUP
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          Paragraphs 7 (A), (B), and (C) of the Original Agreement are deleted from the Restated Agreement. The parties agree to use their reasonable best efforts to obtain confirmation of the Plan proposed by Creditrust containing, reflecting, and embodying the terms of the Restated Agreement, and AGI and EFS shall not object to, and shall support and vote in favor of, the Plan. In the event confirmation of any competing Plan of Reorganization is sought by the Official Committee of Unsecured Creditors or any other party, nothing herein shall preclude AGI or EFS from voting in favor of any such competing Plan, so long as such Plan provides treatment of the claims of AGI and EFS at least as favorable as that provided for in this Restated Agreement.

     3.   RELEASES
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          Paragraph 13(B) of the Original Agreement is hereby amended to eliminate the requirement that the releases formerly executed but not dated or exchanged by and between the parties are deemed null and void due to the disapproval of the Original Agreement by the Bankruptcy Court, and all parties agree that the releases formerly executed shall remain eligible to become operative and to be exchanged on the Effective Date according to the terms of the Restated Agreement. Paragraph 6 of the Original Agreement is also modified to eliminate any requirement that releases be exchanged between Creditrust and Rensin.

     4.   STAY OF LITIGATION
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          In the event confirmation of any competing Plan of Reorganization is sought by the Official Committee of Unsecured Creditors or any other party, and such competing Plan fails to provide treatment of the claims of AGI and EFS at least as favorable as that provided for in this Restated Agreement, Paragraph 8 of the Original Agreement is modified to permit AGI and

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EFS to initiate and engage in such litigation as they may deem necessary in their sole discretion to establish or defend any claims, rights, or interests they may have in the Bankruptcy Case (subject to the Debtor's right to oppose the assertion of any such claims, rights, or interests) unless and until the terms of any such competing Plan shall be modified to provide treatment of the claims of AGI and EFS at least as favorable as that provided for in this Restated Agreement.

     5.   STIPULATION
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          Not later than 5 business days following execution of the Restated
Agreement, the parties shall prepare and submit for approval by order of the Bankruptcy Court a joint stipulation setting forth and embodying the terms of this Agreement, with a copy of this Agreement attached thereto as an exhibit. The parties shall cooperate with one another to obtain a hearing on, and approval of, such stipulation as expeditiously as possible consistent with the Bankruptcy Court's calendar.

     6.   PRODUCTION AND EXECUTION OF DOCUMENTS
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          Paragraph 5 of the Original Agreement is hereby amended to refer to the joint stipulation provided for in paragraph 5 of the Restated Agreement, rather than Paragraph 9 of the Original Agreement. Paragraph 5 of the Original Agreement is further amended to provide that the date by which the documents referenced in that Paragraph must be finalized is not three (3) business days prior to the date of the Disclosure Statement on the Plan reflecting the terms of the Original Agreement but rather as soon as practicable, but in no event later than the date of the confirmation hearing on the Plan.

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     7.   TERMS OF MERGER
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          Within five (5) business days of the execution of this Restated
Agreement, NCO and NPFI agree to provide AGI and EFS with updated information concerning the terms of the merger with Creditrust and updated pro forma financial statements reflecting the impact, if any, of changes made to the original Plan filed by Creditrust. AGI and EFS shall evaluate such information and financial statements according to the terms of Paragraph 3(B) of the Original Agreement.

     8.   NO MODIFICATION OF TRUSTEE RIGHTS AND RESERVATION OF RIGHTS
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          Nothing in this Restated Agreement shall be binding on Wells Fargo, as trustee, backup servicer, or successor servicer for the series 1998-A and 1998-2 securitizations, nor shall anything herein constitute a waiver, limitation, modification, determination, or in any way adversely affect any rights, interests, or claims which Wells Fargo, as trustee, backup servicer, or successor servicer, or its subservicer, Coldata, Inc, has, have, or may have arising out of or related directly or indirectly to the aformementioned securitizations. All rights, claims, and causes of action of Wells Fargo, as trustee, backup servicer, or successor servicer are reserved and deemed not adversely affected by the provisions hereof. In addition, all rights, claims, and causes of action of Pool 98-2 Issuer, Pool 99-3A Issuer, NCO, NPFI, Rensin, Creditrust, AGI, and EFS against Wells Fargo and Coldata, Inc. are reserved and deemed not adversely affected by the provisions hereof. Lastly, the failure of the parties to fully execute this Restated Agreement shall not affect the parties' rights with respect to the enforceability of the Original Agreement.

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          IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first above written.

     Creditrust Corporation                     Asset Guaranty Insurance Company

     by:___________________________________     by:___________________________


     Enhance Financial Services Group, Inc.

     by:___________________________________     ______________________________
                                                Joseph K. Rensin

     NCO Financial Systems, Inc.                NCO Portfolio Funding, Inc.

     by:___________________________________     by:___________________________


     CREDITRUST SPV98-2, LLC

     by:___________________________________

     CREDITRUST FUNDING I, LLC

     by:___________________________________

     Charles C. Henneman

     ______________________________________

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